August 2, 2010

Phoenix Edge Series Fund
(Phoenix Small-Cap Value Series)
c/o CT Corporation Systems
155 Federal Street
Boston, Massachusetts 02110

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

I have acted as counsel to the Phoenix Edge Series Fund, Inc. (the “Company”) in connection with the Registration Statement of the Company on Form N-14 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of the Phoenix Mid-Cap Value Series (the “Acquired Series”), a series of the Company, and the Phoenix Small-Cap Value Series (the “Acquiring Series”), a series of the Company (collectively, the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by the Company on behalf of the Acquired Series and the Acquiring Series (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as an exhibit.

I have examined the Company’s Declaration of Trust, as amended and supplemented. I have also examined such other documents and records as I have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, I am of the opinion that the Shares will be validly issued, fully paid and non-assessable by the Company, assuming that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

I understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. I consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Kathleen A. McGah

Kathleen A. McGah
Counsel and Vice President
The Phoenix Companies, Inc.